Exhibit 99.1

J.B. Hunt Transport Services, Inc 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745	Contact:	David G. Mee Executive Vice President, Finance and Administration and Chief Financial Officer (NASDAQ: JBHT) (479) 820-8363

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS
FOR THE FIRST QUARTER 2010

▪	First Quarter 2010 Revenue:	$845 million; up 17%
▪	First Quarter 2010 Operating Income:	$67 million; up 18%
▪	First Quarter 2010 EPS:	29 cents vs. 24 cents

LOWELL, ARKANSAS, April 14, 2010 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced first quarter 2010 net earnings of $37.5 million, or diluted earnings per share of 29 cents vs. first quarter 2009 earnings of $30.8 million, or 24 cents per diluted share.

Total operating revenue for the current quarter was $845 million, a 17% increase from $723 million for the first quarter 2009. The increase in operating revenue was primarily attributable to higher Intermodal segment volumes, significant growth in our Dedicated Contract Services (DCS) segment, higher volumes in our Integrated Capacity Solutions (ICS) segment and revenue growth in our Truck segment. Current quarter operating revenue, excluding fuel surcharges, increased 11% from the first quarter 2009.

Operating income for the current quarter increased to $67.4 million vs. $57.0 million for the first quarter 2009. This increase was primarily due to a 21% increase in Intermodal volumes, positive Truck operating income vs. a $5.8 million loss last year and improved DCS operating results. Operating income and net earnings grew despite significantly lower base freight rates. The effective income tax rate was slightly higher this year vs. last year’s first quarter.

"The freight recession we have experienced for over three years, showed signs of yielding to moderate volume improvements throughout the current quarter. We believe that this is partly attributable to increases in our customers' supply chain activities and partly due to a continued shrinkage of viable capacity.  Spot market rates increased in the current quarter, another sign of improving transportation economics, which has historically led to improved contract rates. We remain committed to achieving reasonable returns on our capital through systematic and intelligent investment in activities that deliver outstanding value to our customers. Intermodal continued its expansion into the eastern network at a brisk pace and double digit growth returned to the more mature western network. Also, DCS implemented the final seven locations out of a total of 87 for our nationwide final mile delivery network. ICS growth and margins were constrained as carrier supply tightened before freight rates recovered. We believe freight rates will continue to correct and remain confident in our ICS model going forward. The Truck business made solid progress on continued efforts to reduce cost and improve utilization. While the pace of the broader macro economic recovery may be debatable, our current quarter results reflect a positive trend in the freight economy” said Kirk Thompson, JBHT President and CEO.

Segment Information:

Intermodal (JBI)
▪	First Quarter 2010 Segment Revenue:	$469 million; up 20%
▪	First Quarter 2010 Operating Income:	$47.5 million; up 15%

JBI continued to see increased demand in the first quarter 2010. Load volume increased 21% over the prior year.  Eastern network volume was up 26% bolstered by shortages of truck capacity as well as continued conversion of freight from over the road. Transcontinental demand rebounded nicely with growth of 20% against relatively easy comparisons of a 5% decline a year ago. Fuel prices were more than 30% higher than a year ago, contributing to higher fuel surcharges for the current quarter. Revenue for the current quarter was up 13%, excluding fuel surcharges.

The increase in current quarter operating income was primarily due to volume and revenue growth.  Margins declined slightly during the quarter as lower prices implemented during last year's bid season outpaced cost declines and productivity improvements. Dray costs increased as we absorbed the higher cost of new equipment through higher depreciation charges. During the current quarter more than 18% of the tractor fleet was upgraded to new models. Increasing fuel costs, employer related taxes and insurance, as well as a larger reliance on outside contractors for dray services, all contributed to the slight margin squeeze in the current quarter. Early results from this year’s bid process have yielded encouraging signs that the recession-driven price declines are beginning to reverse.

Dedicated Contract Services (DCS)
▪	First Quarter 2010 Segment Revenue:	$208 million; up 16%
▪	First Quarter 2010 Operating Income:	$18.4 million; up 6%

DCS revenue increased 16% while revenue excluding fuel surcharge increased 13%. However, our average truck count at our base business accounts declined by 4% to 4,337 in the current quarter compared to the same quarter 2009. The revenue increase related to two separate factors: 1) the new final mile delivery contracts we added in 2009 are now included in our base business accounts and, 2) the need to reduce truck counts in order to match lower business demand levels at our base business accounts has tapered significantly. We have seen a 16% increase in the productivity of trucks at our base business accounts in the current quarter compared to the same quarter in 2009. We define productivity as revenue per truck, excluding fuel surcharge. This increase in productivity was due to our success in focusing on more specialized services like final mile delivery.

Operating income at our base business accounts increased by 8% in the first quarter 2010 vs. the same period last year. These accounts operated at an approximate 90.9% operating ratio vs. a 90.3% operating ratio in the first quarter 2009, which reflected the remaining effect of fourth quarter 2009 final mile delivery facility openings.

The average truck count for new-development business was 27 trucks during the current quarter, which included the final 7% of the incremental delivery contracts previously announced. These new accounts incurred the expected level of implementation expenses in the current quarter and should begin to operate at acceptable margins in the second quarter.

Truck (JBT)
▪	First Quarter 2010 Segment Revenue:	$113 million; up 11%
▪	First Quarter 2010 Operating Income:	$0.6 million vs. $(5.8) million

JBT returned to profitability reversing a $5.8 million loss a year ago. We made significant strides in the current quarter as overall business demand strengthened, which allowed selectivity among available loads, higher spot prices and encouraging trends in new contract pricing. Additionally, we refined our network and reduced our tractor count over the past few quarters, which allowed us to implement cost control measures resulting in reduced wages, lower driver turnover and hiring expenses, lower empty miles and better fuel efficiency.

Firmer demand helped utilization improve by 20% over the prior year’s quarter. Utilization declined only 3% from the fourth quarter 2009, compared to a 7% decline a year ago.  Year over year improvement, although very favorable, was hindered by unusually harsh winter weather nationwide.

Revenue for the current quarter increased 11% compared to the first quarter 2009.  Excluding fuel surcharges, JBT revenue increased 4%, despite a 9% reduction in tractors.  At the end of the current quarter, our tractor count was 2,831 compared to 3,095 in 2009. Spot rates per loaded mile, excluding fuel surcharges, improved 3.7% on a 14.8% longer length of haul, compared to a year ago, and improved dramatically as the quarter progressed. Scarce capacity and robust demand in the Midwest even produced a number of paid deadhead miles. Spot prices represented 5.8% of total volume in the current quarter, down from 8.8% in 2009.

Current bid volume was comparable to the same period in 2009, as some shippers attempted to negotiate any remaining price cuts from the market and to lock in rates for extended durations. However, as spot prices improved and capacity became more limited, bid activity diminished.  We continued to review underperforming business and were successful in correcting or replacing the most critical lanes. With bid activity currently at very low levels, an expanded effort is underway which includes thorough reviews of approximately 200 additional accounts by mid-July.

Integrated Capacity Solutions (ICS)
▪	First Quarter 2010 Segment Revenue:	$ 61 million; up 8%
▪	First Quarter 2010 Operating Income:	$ 1.1 million; down 72%

ICS continued to focus on the long-term goal of an equal mix between contractual and transactional shipments. Transactional shipments increased to 44% from 37% in the first quarter 2009.  We experienced significant margin compression in our contractual shipments, as customers’ pricing decreased throughout the 2009 bid cycle and capacity tightened. Transactional shipments experienced less volatility on gross profit margin as pricing adjusted to reflect market fluctuations in supply and demand.

We have continued to increase our employee count, invest in branch openings and expand our information technology platform. As we invest in branch openings, we will incur additional expenses, including people costs and lease expense, as well as investments to establish necessary infrastructure. If we excluded the revenue and all expenses of these new branches current quarter ICS operating ratio would have been a 95.4%

The oversupply of carrier capacity that we experienced during the first and second quarters 2009 resulted in unusually high margins. In the first quarter 2010, we experienced equilibrium in supply and demand in several markets creating the need to balance between our long-term growth objectives and procuring capacity that met our service and margin expectations. As a result, our gross profit (gross revenue less purchased transportation expense) decreased 28% to $9.1 million, as gross profit margin declined to 14.8% in the current quarter from 22.2% in the first quarter 2009.

Loads increased 5% on a 47% increase in our customer base compared to the first quarter 2009.  Our third party carrier base increased 16% and employee count increased 7% over the comparable period of 2009.

Cash Flow and Capitalization:
At March 31, 2010, we had a total of $541 million outstanding on various debt instruments compared to $629 million at March 31, 2009, and $565 million at December 31, 2009.

Our net capital expenditures for the first quarter 2010 approximated $48 million compared to $55 million for the first quarter 2009.  At March 31, 2010, we had cash and cash equivalents of $7.8 million.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2009. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31
	2010		2009
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$736,826		$663,654
Fuel surcharge revenues	107,847		59,181
Total operating revenues	844,673	100.0%	722,835	100.0%

Operating expenses
Rents and purchased transportation	374,769	44.4%	299,422	41.4%
Salaries, wages and employee benefits	208,295	24.7%	192,345	26.6%
Fuel and fuel taxes	80,377	9.5%	59,230	8.2%
Depreciation and amortization	48,012	5.7%	47,363	6.6%
Operating supplies and expenses	36,042	4.3%	35,626	4.9%
Insurance and claims	11,551	1.4%	11,850	1.6%
General and administrative expenses, net of gains	6,659	0.8%	8,450	1.2%
Operating taxes and licenses	6,534	0.8%	6,895	1.0%
Communication and utilities	4,994	0.6%	4,664	0.6%
Total operating expenses	777,233	92.0%	665,845	92.1%
Operating income	67,440	8.0%	56,990	7.9%
Net interest expense	6,494	0.8%	6,756	0.9%
Equity in operations of associated company	-	-	625	0.1%
Earnings before income taxes	60,946	7.2%	49,609	6.9%
Income taxes	23,464	2.8%	18,851	2.6%
Net earnings	$37,482	4.4%	$30,758	4.3%
Average diluted shares outstanding	130,397		128,558
Diluted earnings per share	$0.29		$0.24

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended March 31
	2010		2009
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$468,644	55%	$391,470	54%
Dedicated	207,908	25%	179,449	25%
Truck	112,814	13%	101,627	14%
Integrated Capacity Solutions	61,165	7%	56,471	8%
Subtotal	850,531	101%	729,017	101%
Intersegment eliminations	(5,858)	(1%)	(6,182)	(1%)
Consolidated revenue	$844,673	100%	$722,835	100%

Operating income (loss)

Intermodal	$47,468	70%	$41,320	73%
Dedicated	18,356	27%	17,377	30%
Truck	600	1%	(5,816)	(10%)
Integrated Capacity Solutions	1,143	2%	4,115	7%
Other (1)	(127)	(0%)	(6)	(0%)
Operating income	$67,440	100%	$56,990	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended March 31
	2010	2009

Intermodal

Loads	243,120	200,232
Average length of haul	1,788	1,798
Revenue per load	$1,928	$1,955
Average tractors during the period *	2,372	2,131

Tractors (end of period)
Company-owned	2,373	2,127
Independent contractor	9	4
Total tractors	2,382	2,131

Containers (end of period)	39,650	39,310
Average effective trailing equipment usage	39,180	34,354

Dedicated

Loads	323,437	284,362
Average length of haul	199	220
Revenue per truck per week**	$3,756	$3,138
Average trucks during the period***	4,364	4,515

Trucks (end of period)
Company-owned	4,023	4,127
Independent contractor	27	41
Customer-owned (Dedicated operated)	333	144
Total trucks	4,383	4,312

Trailing equipment (end of period)	9,940	9,563
Average effective trailing equipment usage	12,020	12,829

Truck

Loads	118,962	113,332
Average length of haul	514	474
Loaded miles (000)	60,342	53,306
Total miles (000)	68,720	61,716
Average nonpaid empty miles per load	66.8	74.2
Revenue per tractor per week**	$3,116	$2,578
Average tractors during the period *	2,860	3,106

Tractors (end of period)
Company-owned	1,716	2,174
Independent contractor	1,115	921
Total tractors	2,831	3,095

Trailers (end of period)	11,859	14,031
Average effective trailing equipment usage	9,938	10,095

Integrated Capacity Solutions

Loads	54,355	51,610
Revenue per load	$1,125	$1,094
Gross profit margin	14.8%	22.2%
Approximate number of third-party carriers (end of period)	22,900	19,700

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$7,787	$7,843
Accounts Receivable	341,659	310,339
Assets held for sale	522	3,192
Prepaid expenses and other	69,945	71,091
Total current assets	419,913	392,465
Property and equipment	2,198,855	2,192,947
Less accumulated depreciation	749,396	748,276
Net property and equipment	1,449,459	1,444,671
Other assets	19,761	19,778
	$1,889,133	$1,856,914

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$200,000	$-
Trade accounts payable	180,085	191,347
Claims accruals	23,025	18,545
Accrued payroll	52,043	34,651
Other accrued expenses	19,107	14,170
Deferred income taxes	11,147	10,505
Total current liabilities	485,407	269,218

Long-term debt	341,000	565,000
Other long-term liabilities	36,073	35,581
Deferred income taxes	354,138	343,262
Stockholders' equity	672,515	643,853
	$1,889,133	$1,856,914

Supplemental Data
(unaudited)

	March 31, 2010	December 31, 2009

Actual shares outstanding at end of period (000)	127,329	127,242

Book value per actual share outstanding at end of period	$5.28	$5.06

	Three Months Ended March 31
	2010	2009

Net cash provided by operating activities (000)	$86,675	$73,879

Net capital expenditures (000)	$47,673	$54,850